EXHIBIT 10.11


                    CONSULTING AGREEMENT


     THIS AGREEMENT, is made this 16th day of June, 1998
("Agreement"), by and between NS GROUP, INC. ("Company") and
PAUL C. BORLAND, JR. ("Consultant").

    WHEREAS, Consultant has been employed by the Company as President of Koppel Steel Corporation ("Koppel") and as
President and Chief Operating Officer of the Company; and

     WHEREAS, Consultant is retiring as an officer of the Company, effective July 31, 1998; and

     WHEREAS, the Company has requested that Consultant remain available to oversee and direct the operations of Koppel after his retirement from active employment;

     NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1.     Consultant will be retained by the Company, effective
August 1, 1998, to oversee and direct the operations of Koppel until this Agreement is terminated by either party pursuant to paragraph 4.

2. For his services, Consultant will receive a consulting fee of $1,500.00 per day, plus reasonable expenses incurred by Consultant in providing such service, payable on the last business day of each month. Consultant will be available as needed, but will provide such services no more than fifteen (15) days per month, without his prior agreement to work a greater number of days. A day in which Consultant spends four (4) hours or less in performing such service will count as one-half day; a day in which he spends more than four (4) hours, but no more than eight (8) hours, will count as a full day. If Consultant works more than eight (8) hours in a day, the excess hours will be credited toward another day of service.


3. In performing such service, Consultant will act as an independent contractor and will not be an employee of the Company or Koppel. He will report on a regular basis and when requested to the Chairman of the Board and Chief
Executive Officer of the Company.

4.     This Agreement may be terminated by either party on
or after November 1, 1998, upon thirty (30) days prior
written notice to the other party.   Any notice given
pursuant to this Agreement is to be sent via first-class mail or fax as follows:


TO THE COMPANY:     Mr. Clifford R. Borland
                    FAX: (606) 292-6825
                    Chairman and C.E.O.
                    NS Group, Inc.
                    Ninth & Lowell Streets
                    Newport, Kentucky 41072

TO THE CONSULTANT:  Mr. Paul C. Borland, Jr.
                    Fax:  (724) 625-9551
                    403 Appleridge Ct.
                    Gibsonia, Pennsylvania 15044


5. This Agreement will be binding upon and inure to the benefit of the parties and shall not be assigned by either party without the prior written consent of the other party.

6. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

7. This Agreement contains the entire agreement between the parties with respect to this matter and supersedes any previous understandings or agreements, written or oral, regarding such consulting services. Items numbered (3) and
(6) of the Compensation Package for Consultant, which was approved by the Board of Directors of the Company on January 10, 1996, will remain in effect.


     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed individually and by a duly authorized representative as of the date first set forth above.

                         NS GROUP, INC.

                         By: /s/ Clifford R. Borland
                         Clifford R. Borland
                         Chairman and C.E.O.


                         CONSULTANT



                         By: /s/ Paul C. Borland Jr.
                         Paul C. Borland, Jr.